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                                  EXHIBIT 99.1


                               WEITEK CORPORATION

                       ANNOUNCES LIQUIDATING DISTRIBUTION



         September 4, 1997 -- Weitek Corporation (OTC: WWTK). Today the Company announced that it will make a partial liquidating distribution totaling $6,317,534, or $0.73 for every outstanding share of its Common Stock (the "Distribution"). The Distribution will be made to all shareholders of record as of the close of business on September 15, 1997 (the "Distribution Date").

         Pursuant to the Company's plan of reorganization under Chapter 11 of the United States Bankruptcy Code (the "Plan of Reorganization"), the Company has sold substantially all of its assets and has been in the process of winding up its affairs during 1997. On the Distribution Date, the Company will begin to pay creditor claims. Payments to shareholders will take place after the Company's transfer agent determines the identity of the holders of record of the Company's Common Stock as of the close of business on the Distribution Date. The Distribution will be mailed to the shareholders on approximately September 29, 1997.

         Pursuant to the Plan of Reorganization, effective as of the close of business on the Distribution Date, the Company's Common Stock will no longer represent an ownership interest in the Company and thereafter will only represent the right to receive a pro rata share of the Distribution and subsequent distribution(s), if any. As of the close of business on the Distribution Date, the Company's Common Stock will no longer be transferable on the Company's books. Any shareholder contemplating the sale or other transfer of their shares after such date should contact their broker regarding the Distribution. After the resolution of the one outstanding disputed claim (for which the Company has reserved $691,200) and payment of all administrative costs, the Company's remaining funds, if any, will be distributed to the shareholders of record as of the Distribution Date.